UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULED 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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RANGE RESOURCES CORPORATION

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Explanatory Note

Glass Lewis & Co. and ISS Proxy Advisory Services, both of which are proxy advisory firms, have recommended in their published analysis of Range Resources Corporation (the “Company”) 2012 Proxy Statement that Range Resources shareholders vote for shareholder proposal 4 which details accelerated vesting of equity awards upon a change of control. Range Resources Corporation will send a document to its largest shareholders in response to this recommendation. A copy of this document is included below and this material should be read in conjunction with our 2012 Proxy Statement filed with the Securities and Exchange Commission on April 4, 2012.

Additional Information and Where to Find It

In connection with the Company’s Annual Meeting to be held on May 23, 2012, we have filed a definitive proxy statement and proxy card with the SEC on April 4, 2012 and have mailed the definitive proxy statement and proxy card to shareholders. We urge investors to carefully read the definitive proxy statement and proxy card for the Annual Meeting (including supplements thereto) and any other relevant documents the Company files with the SEC when they become available because they contain important information. Investors and shareholders are able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by the Company with the SEC (when they become available) through the web site maintained by the SEC at http://www.sec.gov or through our website at http://rangeresources.com

Certain Information Regarding Participants in the Solicitation

The Company, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the Annual Meeting. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by the Company with the SEC in connection with the proxy statement.

TO:        Range Stockholders

FROM:  Rodney L. Waller, Senior Vice President

DATE:   May 15, 2012

RE: Shareholder	Proposal 4 Concerning Non-Acceleration Vesting of Equity Awards

Shareholder Proposal 4:

“RESOLVED: The shareholders urge the board of directors of Range Resources Corporation (“Company”) to adopt a policy that in the event of a senior executive’s termination or a change of control of the Company, there shall be no acceleration in the vesting of any equity awards to senior executives, except that any unvested equity awards may vest on a pro rata basis. To the extent that any such unvested equity awards are based on performance, the performance goals must be met. This policy shall not affect any legal obligations that may exist at the time of adoption of this policy.”

Summary:

Both Glass Lewis & Co. and ISS Proxy Advisory Services have recommended that stockholders vote FOR shareholder proposal 4 concerning non-acceleration vesting of equity awards upon a change in control and cancelation of equity awards except for those pro ratably earned. The Board of Directors of Range Resources has recommended that stockholders vote AGAINST the proposal. We are soliciting your vote AGAINST the proposal and your support of the Board’s recommendation. Although the proposal sounds straight forward and shareholder “friendly,” we do not believe that the proposing shareholder, the Massachusetts Laborers’ Pension Fund, Glass Lewis or ISS have properly understood and researched the issues raised by this proposal as they apply to Range’s compensation practices and policies.

We believe that passage of this proposal will have a negative impact on all of our employees’ expectation of their compensation arrangements, negatively impact Range’s ability to retain our talented professionals and workforce and result in greater cash compensation each year to offset the kind of potential one time change of control event contemplated in the proposal.

Current Practices:

Currently, senior executive officers receive equity awards in the form of restricted stock and stock appreciation rights (“SAR”) awards. Each of the current awards vests 30%, 30% and 40% over the three year period after grant. Such awards are designed to align executive officers’ and shareholders’ interest to focus on per share, debt adjusted growth in value year over year. We believe those policies have worked well over the years. SARs are by their nature performance awards since there is no accumulation in value unless the stock price exceeds the price of the stock on the date of grant. These awards are also designed to incentivize executives to remain with Range given the continuing rolling three year vesting with each successive year’s awards.

The significant issue missed by both proxy recommendation services is that the acceleration of awards being discussed in this proposal are awards that the executive officers have already earned in the prior years as awarded by the Compensation Committee based upon each officers’ and the Company’s performance for that year. Solely for retention purposes, those awards have been granted with a three year vesting period. As shown in the proxy, equity awards for the Named Executive Officers for 2011 ranged roughly from 40% to 70% of total compensation awarded by the Compensation Committee and for 2010 the range was 65% to 73%. With the heavy weighting of equity awards as a percentage of total compensation to our executive officers, the proposed pro rata vesting of equity awards on a change of control would effectively be a punitive clawback for already earned compensation.

Range compensation practices are currently very shareholder friendly in that they do not include employment contracts, pension plans or formal severance arrangements except for a severance related to a change in control. Therefore, the only continuing retention element of our compensation practices is the current three year vesting schedule for equity awards for executives and our other employees. As a result of the significant historical M&A activity in our industry, change of control policies are commonly viewed as one of the key competitive elements of compensation in the upstream oil and gas industry.

To fully align all of our employees with shareholders, essentially all full time employees of Range have received equity awards each year since 1989. We believe that this practice has created a unique corporate culture of employees who act as shareholders and are fully aligned with our shareholders. Although not specifically stated, we would assume that any change made by our Compensation Committee in response to Proposal 4 would be applied to all of our 800+ employees since the vesting policy for equity awards is the same for all employees.

Glass Lewis recommends shareholders to vote FOR the proposal for the following two main reasons given in their proxy recommendation paper. Range was not allowed to comment on Glass Lewis’ recommendation prior to its publication.

•	“The president and CEO of the Company was eligible to receive approximately $13.7 million in the event of a change in control of the Company as of December 31, 2011; and

•	The Company could be required to make significant payments to executives, even if they still retain a position with the Company or a surviving entity.”

The implications of both statements are untrue. Under our current plan, upon a change of control, which is generally defined in our compensation plans as the final consummation of a take over, equity awards for all employees are fully vested. However NO change of control payments are paid unless an executive is terminated within 12 months of the change of control date. The compensation plans provide for a complete “double trigger” as to any termination/good cause payments. The change of control has to be consummated, rather than just announced, and the employee has to be terminated within the associated time frame. Our executives are at risk if any terminations occur after the 12 month period.

Generally speaking, any take over of Range by another entity is within the full control of the Board of Directors and ultimately the shareholders. Given the significant holdings of Range common stock by senior executives, as discussed below, it is unlikely that senior executives would pursue any transactions that could benefit the executives at the detriment of the shareholders as our compensation arrangement currently exist. However, under the proposed arrangement, the pro rata cancellation of equity awards already earned would create a potentially significant conflict of interest between shareholders and all the employees of Range. Generally in any take over the senior executives are duplicative and are terminated immediately or after a very short transition period or, if not terminated, their positions are dramatically different than while employed by Range. As stated in the proxy, the Company does not believe that if a change in control occurred and the executive officers were terminated as a result, that the change of control payments should be considered excessive or abnormal under the circumstances. Vesting of equity awards upon a change of control simply ends the deferral period of the equity awards that the officers have already earned from prior years. This would end the retention element of the compensation arrangement created by Range and allow the acquiring company total flexibility as to retaining any of those officers with compensation arrangements that the acquiring company deemed appropriate.

As stated in the proxy, we believe that Range’s compensation policies and, in particular, its equity grants, have indeed promoted long-term improvements in performance and demonstrate a direct link between the Company’s performance and compensation. Over the last five years Range’s common stock has increased over 100% and over the last ten years over 1,300%. With our weighting of executive compensation in favor of equity based performance incentives, our senior executives (a total of nine individuals) as of March 26, 2012 held 4.3 million shares directly or indirectly equating to a total of $252 million dollars of investment risk in Range common stock. Annual salary rates for those nine senior executive officers is currently $3.9 million, thereby illustrating that the group, on average, holds 60 times the value of their base salaries in Range common stock. This represents a significant commitment to shareholder alignment by our executive officers.

ISS Proxy Advisory Services allowed Range to comment on their recommendations prior to their release but did not change their recommendation. However, ISS, just as Glass Lewis, fails to distinguish between the change in control accelerated vesting event, any actual payment of any change in control payments and the fact that the award which would be forfeited in a pro rata vesting formula has already been earned. The acceleration in vesting of equity awards at the consummation of a change of control event simply allows the senior executive officers to participate in value created at the time of the transaction. As described in the Proxy, the Board believes that the value created at the time of change of control transaction should be attributed, at least in part, to the efforts and talents of the executive officers and hence, it is appropriate that the executive officers are provided with the opportunity to realize the full value of their equity awards and participate with the company’s shareholders in the value created as a result of the change in control transaction. Importantly, while the equity awards would vest, NO change of control payments would be made unless an executive officer was terminated within 12 months of the date of the change in control event. The vesting of equity awards would incentivize executives to maximize the value of any potential change of control event for the benefit of all shareholders even if the executives were subsequently terminated. The proposed change could create a significant disincentive for executives to pursue a change in control.

We believe that the ISS conclusion that “Adoption of a pro-rata vesting of equity upon a change of control would serve to further align the interests of executives with shareholders” is completely UNTRUE and in fact could create a significant conflict of interest between shareholders and executive officers. Given the significant weighting of long-term equity awards as a percentage of total compensation paid to the Company’s executive officers, a clawback of past equity awards upon a change of control would have an extremely negative effect on the total compensation already earned by the executive officers in prior years based on actual performance of the Company in those years but deferred for retention purposes. The prior years’ equity awards granted by the Compensation Committee using the guidelines discussed in the proxy were determined based on the Company’s performance in those years. To clawback those awards would in fact reduce prior years’ compensation to below market and the standard of performance actually attained by the Company in those past years. To clawback deferred equity awards already earned simply because the Company was sold is directly against this policy and compensation fairness. Such a policy would serve as a disincentive to executive officers and other employees and undermine the Company’s ability to attract and retain its employees.

We believe that a compensation policy that included a clawback for pro-rata awards for deferred equity awards for executive officers would logically move the percentage of long term equity awards to reduced percentage of total compensation. This change would create less alignment with the shareholders’ long term interest. Attraction and retention of experienced personnel is a key ingredient of success for a company especially during these times of low commodity prices. Reducing Range’s competitiveness in the employment market place with a compensation policy which is negatively different than any of its conceivable peer companies would not be consistent with building shareholder value in the future as we have been able to do in the past.

We urge all shareholders to vote AGAINST shareholder proposal 4 at the upcoming shareholder meeting.

If I can be any further assistance in answering questions concerning this possible adoption of this shareholder proposal, please contact me as soon as possible since the meeting date is May 23rd. Please email me at rwaller@rangeresources.com or call me direct 817.869.4258 or my cell 817.988.8019.